Exhibit 99.1

PRIMUS TELECOMMUNICATIONS EXCHANGES $26,491,000 OF 5 3/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2007 FOR $26,491,000 OF NEW STEP UP CONVERTIBLE SUBORDINATED DEBENTURES DUE 2009

MCLEAN, Va., Feb 27, 2006 (BUSINESS WIRE) — PRIMUS Telecommunications Group, Incorporated (NASDAQ:PRTL), an integrated communications provider, announced today that it has exchanged $26,491,000 principal amount of the Company’s 5¾% Convertible Subordinated Debentures due 2007 (the “Old Debentures”) for $26,491,000 principal amount of the Company’s Step Up Convertible Subordinated Debentures due 2009 (the “New Debentures”). After the exchange, $23,628,000 principal amount of the Old Indentures was outstanding.

Among other terms, the New Debentures are entitled to receive 6% interest during 2006, 7% interest during 2007, and 8% thereafter until maturity on August 15, 2009; the Conversion Price is $1.187 and the Company has certain rights to require conversion if the Company’s Common Stock trades at or above 150% of the Conversion Price for specified periods.

PRIMUS Telecommunications Group, Incorporated (NASDAQ:PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 350 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 16 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

SOURCE: Primus Telecommunications Group, Incorporated

Primus Telecommunications Group, Incorporated, McLean

John DePodesta, 703-748-8050

ir@primustel.com